Exhibit 32.1
CERTIFICATE OF
PRINCIPAL EXECUTIVE OFFICER
OF
AMERICAN CELLULAR CORPORATION
I, Steven P. Dussek, Chief Executive Officer, principal executive officer and Director of American Cellular Corporation, or the “Company”, hereby certify that, to the best of my knowledge, the annual report of the Company on Form 10-K for the year ended December 31, 2006, or the “Report”:
a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at December 31, 2006, and the results of the Company’s operations for the year ended December 31, 2006.

February 28, 2007	/S/ STEVEN P. DUSSEK
Steven P. Dussek
Chief Executive Officer and Director (principal executive officer)